Exhibit 99.1

Fathom Holdings Signs Definitive Agreement
to Acquire Technology Platform LiveBy

Acquisition Provides New Competitive Tools for Real Estate Professionals

CARY, N.C., April 8, 2021 – Fathom Holdings Inc. (Nasdaq: FTHM), a holding company that primarily operates through its wholly owned subsidiary, Fathom Realty, LLC, a national, cloud-based, technology-driven, residential real estate brokerage, today announced that it has signed a definitive agreement to acquire hyperlocal data and technology platform, LiveBy, Inc. Following the acquisition, LiveBy will become a wholly-owned subsidiary of Fathom’s subsidiary, IntelliAgent.

The addition of LiveBy is expected to further enhance Fathom’s proprietary technology platform, intelliAgent, and its SaaS offering. The purchase price is expected to be approximately $9.0 million, consisting of approximately $3.0 million in cash and $6.0 million in Fathom Holdings common stock.

Based in Lincoln, Nebraska, and founded in 2015, LiveBy pairs local data with its geospatial boundaries to create key insights that help boost website engagement, inform clients, and nurture leads. The technology builds credibility for real estate agents in their respective geographic areas by showcasing their local expertise and helping consumers discover the best locations to live. LiveBy supports local data and unique content in all 50 U.S. States, Canada, Mexico, the Bahamas, and the Cayman Islands, with coverage that includes access to the largest proprietary library of neighborhood boundaries, cities, subdivisions, school districts, zip codes, and more.

Fathom plans to fully integrate LiveBy’s technology platform into its proprietary intelliAgent software suite, enhancing an already robust, all-in-one technology platform for managing all aspects of a brokerage’s operations.

“With the acquisition of LiveBy, we believe we can accomplish four very important goals on our path to disrupt the real estate industry,” said Josh Harley, Fathom’s Chairman and CEO. “First is our goal of attracting more REALTORS® to grow Fathom’s agent base. REALTORS® are looking for better technology to help them stand out and compete, and we believe LiveBy can help them do just that in their local communities by enabling them to be seen as local market experts.

“Second, our goal is also to help our agents close more sales. IntelliAgent, in collaboration with LiveBy, can help them do that in two ways: by allowing agents to create more robust, hyperlocal websites to drive more organic traffic and keep that traffic on the website longer, while converting that traffic into buyer and seller leads; and also through the leads Fathom will be able to generate on our future national real estate portal.

“Third, as I just alluded to, our goal to build a national real estate portal to help Fathom and our agents compete against the other large portals. We believe the national portal we build will allow us to generate buyer and seller leads for our agents, which, in turn, will help them close more sales, generate significantly higher revenue per transaction for Fathom, and attract even more agents who are seeking a brokerage that can provide them with leads. We believe we can develop a successful real estate portal that can effectively compete with the largest sites by focusing on building a hyperlocal content-rich site that search engines will begin to recognize as the authority in local markets. We do not have the desire to compete by outspending our competition, nor do we need to generate leads for hundreds of thousands of agents in order to make this initiative highly successful. If I learned anything from my time in the Marine Corps, it’s that a small elite force can outsmart and overpower larger forces, and we believe we can do the same thing at Fathom,” said Harley.

“Lastly, as I have been stating since our IPO, Fathom’s technology is what allows us to achieve a faster path to profitability, while charging a small fraction of what our competitors charge, and there are thousands of brokerages that need what we’re building. It is our desire to empower these small-to-medium sized brokerages, as well as large teams, through our highly scalable SaaS offering to help them compete against the old traditional brands that still control most of the industry. Together, we can push through a new era.

“Content is king, and LiveBy is playing an important part in our strategy for long-term sustainable success. Even after our stellar fourth quarter 2020 results, growing revenue for the quarter by 61%, I can proudly say that we’re just getting started.”

“At LiveBy, we love facilitating extraordinary relationships among buyers, sellers and agents through local discovery,” said LiveBy CEO Cory Scott, who will assume a leadership role at IntelliAgent. “By joining forces with Fathom, a company that shares our same values, we should be able to attract a growing number of agents, and empower them with a wide array of hyper-local tools to help them be more successful.

“LiveBy is dedicated to continuing service to the hundreds of our brokerage clients and data partners throughout the industry,” Scott added. “We understand that LiveBy’s proprietary insights are crucial to informing consumers, and we have a duty to continue to help professionals across the real estate industry continue to do just that.”

About Fathom Holdings Inc.

Fathom Holdings Inc. is the parent company of Fathom Realty Holdings, LLC, a national, virtual, full-service real estate brokerage that leverages proprietary cloud-based software called intelliAgent to operate a Platform as a Service model (PaaS) for the residential real estate industry. Fathom offers real estate professionals 100% commission, small flat-fee transaction costs, support, technology, and training, all powered by best-in-class operational efficiencies. For more information, visit www.fathomrealty.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements,” including, but not limited to, the timing of closing the LiveBy, and creating incremental revenue sources. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including: risks associated with making and integrating acquisitions; technology risks; risks in effectively managing rapid growth in our business; reliance on key personnel; competitive risks; and the others set forth in the Risk Factors section of the Company’s registration statement for its initial public offering filed with the SEC.  Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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Investor Relations and Media Contacts:

Roger Pondel/Laurie Berman	Marco Fregenal
PondelWilkinson Inc.	President and CFO
investorrelations@fathomrealty.com	Fathom Holdings Inc.
(310) 279-5980	investorrelations@fathomrealty.com
(888) 455-6040